EXHIBIT 5.1

                     [Duane, Morris & Heckscher letterhead]

                               September 19, 1996



The Board of Directors of
Provident American Corporation
2500 Dekalb Pike
Norristown, PA  19404

Gentlemen:

      We have acted as counsel to Provident American Corporation (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-3 (the "Registration Statement") relating to the offer and sale by Saul Rose and Joan Rose of up to 123,937 shares (the "Shares") of common stock, $.10 par value per share, of the Company.

      As counsel to the Company, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement. We have also examined the Company's Articles of Incorporation and By-Laws, as amended to date, the corporate minutes and other proceedings and records of the Company relating to the authorization, sale and issuance of the Shares, and such other documents and matters of law as we have deemed necessary or appropriate in order to render this opinion. Based upon the foregoing, it is our opinion that each of the Shares is duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

      We hereby consent to the use of this opinion in the Registration Statement, and we further consent to the reference to our name in the Prospectus under the caption "Legal Matters."

                                          Sincerely,


                                          DUANE, MORRIS & HECKSCHER


                                          By: /s/ Frederick W. Dreher
                                             ------------------------------
                                              A Partner